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Exhibit 10.11

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between TSA Corporate Services, Inc., a Colorado corporation (the "Company"), and David J. Campisi (the "Executive") and shall be effective as of November 1, 2004 (the "Effective Time").

        WHEREAS, the Company desires to employ the Executive as its President of Merchandising and the Executive desires to serve in such capacity on behalf of the Company.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

        1.    Employment.

            (a)    Term.    The term of this Agreement (the "Term") shall begin as of the Effective Time and shall end at the time of the termination of the Executive's employment in accordance with Section 10 herein.

            (b)    Duties.    The Executive shall serve as the President of Merchandising for the Company and shall report directly to the Chief Executive Officer of the Company. The Executive shall have supervisory duties and responsibilities over the merchandising group and the allocation and pricing group. In addition, the Executive shall perform all other duties and accept all other responsibilities incident to such position as may be reasonably assigned to the Executive by the Chief Executive Officer.

            (c)    Best Efforts.    During the period of the Executive's employment, the Executive shall devote his or her best efforts and full-time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities are not competitive with the Company and do not interfere or conflict with his or her obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 13 below. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder. The foregoing shall also not be construed as preventing the Executive from investing his or her assets in such form or manner as will not require any significant services on his or her part in the operation of the affairs of the businesses or entities in which such investments are made; provided, however, that the Executive shall not invest in any business competitive with the Company or its affiliates, except that the Executive shall be permitted to own not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system.

        2.    Compensation.    As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary of $650,000 (the "Base Salary"). The Base Salary may be subject to annual increases (but not decreases), as determined in the sole discretion of the Compensation Committee (the "Compensation Committee") of the Board of Directors of The Sports Authority, Inc. (the "Board"). The Base Salary shall be paid in accordance with the Company's existing payroll policies.

        3.    Bonus.    The Executive shall be eligible for an annual target bonus payment in an amount equal to 70% of Base Salary (the "Bonus"), which may be increased (but not decreased) by the Compensation Committee of The Sports Authority, Inc. The Bonus shall be determined based on the achievement of certain performance objectives of The Sports Authority, Inc. ("Public Company") as established by the Compensation Committee and communicated to the Executive in writing as soon as practicable after commencement of the year in respect of which the Bonus is paid. The Bonus may be greater or less than the target Bonus, based on the level of achievement of the applicable performance objectives. Notwithstanding the foregoing, Company shall pay Executive a bonus of $300,000 by April 1, 2005 for the 2004 fiscal year, less applicable federal, state and local income and employment taxes. This payment shall be the only bonus payment that Executive shall be entitled to for the fiscal year of 2004, and Executive will not be eligible for any other bonus for the fiscal year of 2004.

        4.    Relocation.    The Company shall pay Executive, no later than December 31, 2004, the amount of $300,000, less applicable federal, state and local income and employment taxes, in connection with his relocation to Colorado. To the extent Executive is required to pay additional taxes above those that are withheld, upon providing written documentation acceptable to the Company demonstrating the need to pay such additional taxes, then the Company will reimburse Executive for such tax liability and gross up such reimbursement up to an amount of $100,000. In addition, the Company shall reimburse the Executive for all reasonable expenses incurred with the relocation of the Executive, his spouse and children from Wisconsin to Denver pursuant to the Company's relocation program, a copy of which has been provided to the Executive.

        5.    Equity Award.    The Executive shall be eligible to receive stock options and other equity-based compensation awards under the Public Company's applicable Long Term Incentive Compensation Plan and otherwise, in an amount to be determined and subject to approval by the Board.

        6.    Expenses.    The Company shall reimburse the Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time. The Company shall also reimburse the Executive for reasonable legal fees incurred in connection with the review of the terms of this Agreement.

        7.    Vacation.    The Executive shall be entitled to vacation, holiday and sick leave at levels no less than commensurate with those provided to any other senior executive of the Company, in accordance with the Company's vacation, holiday and other pay-for-time-not-worked policies.

        8.    Retirement and Welfare Benefits.    The Executive shall be entitled to participate in the Company's health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions, on a basis no less than commensurate with those provided to any other senior executive officer of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the effective date of this Agreement, provided that any such amendment or termination shall be effective as to the Executive only if it is equally applicable to every other senior executive of the Company.

        9.    Perquisites.    The Executive shall be provided with such other executive perquisites as may be provided to other executive vice presidents of the Company (including but not limited to the use of a Company-provided automobile of a type similar to that being provided to other executive vice presidents of the Company and all operating and insurance costs related thereto, and a discount card allowing the Executive to purchase items from the Company's retail stores at cost plus 10%).

        10.    Termination.

            (a)    Termination by the Company.

              (1)    For Cause.    The Company may terminate the Executive's employment hereunder at any time for Cause (as defined and in accordance with the procedures outlined below), in which case the Company's sole liability to the Executive shall be for unpaid Base Salary and benefits (then owed, or accrued and owed in the future, but in all events and without increasing the Executive's rights under any other provision hereof, excluding any Bonus payments not yet paid) through the date of termination and unreimbursed expenses incurred by the Executive pursuant to Section 5 above, each of which shall be paid within 10 days following the date of the Executive's termination.

              (2)    Without Cause.    The Company may also terminate the Executive's employment without Cause at any time upon not less than thirty (30) days' prior written notice to the Executive; provided, however, that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. Upon the Executive's termination in accordance with the preceding sentence, the Company shall pay to the Executive a single lump sum in cash, within 10 days following the date of the Executive's termination, unless another date is mutually agreed upon by the parties, equal to the aggregate amount of (i) unpaid Base Salary through the date of termination, (ii) 2.4 times the Base Salary in effect immediately prior to such termination if such termination occurs prior to the third anniversary of the Effective Time and 1.5 times such Base Salary if such termination occurs on or following the third anniversary of the Effective Time, and (iii) all unreimbursed expenses incurred by the Executive pursuant to Section 6. In addition, (x) at the time of such termination, the Executive shall be fully vested in all outstanding long-term incentive awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive, (y) if such termination occurs on or following the third anniversary of the Effective Time then, no later than the date on which annual bonuses are generally paid to the Company's executives in respect of the year of such termination, the Executive shall receive a payment equal to 1.5 times the lesser of (I) the target Bonus for the year of termination or (II) the Bonus to which the Executive would have been entitled for the year of termination had the Executive remained employed throughout such year, based on the achievement of the Executive's Bonus objectives for such year; provided that if any portion of such Bonus is based on subjective determinations, then for purposes of this subclause (II) the amount of the Bonus shall be determined based on the percentage of the applicable objective performance criteria attained multiplied by the entire target Bonus, and (z) all health, life insurance, long-term disability, dental, and medical programs specified in Section 8, and all perquisites described in Section 9 (other than any Company-provided automobile and related insurance), shall continue for a period of 18 months following such termination (the "Severance Term"); provided, however, that the Company shall in no event be required to provide any coverage after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other similar arrangements). At the conclusion of the Severance Term, the Executive shall be entitled to receive all accrued benefits then owed and any benefits pursuant to the Company's plans or programs which are accrued and owed in the future. Notwithstanding the foregoing, if a termination described in this Section 10(a)(2) occurs (A) within the 18-month period commencing on the date of a Change of Control (as defined below), or (B) prior to a Change of Control and such termination was at the request of a third party who had memorialized an intention or taken steps reasonably calculated to effect a Change of Control or was otherwise in anticipation of a Change of Control, the Executive shall receive in all cases the payments and benefits described in this Section 10(a)(2) as if such termination had occurred prior to the third anniversary of the Effective Time, plus the Executive shall receive clear title, free of any liens, to the car provided to the Executive pursuant to Section 9 herein.

              (3)    "Cause" Defined.    As used in this Agreement, termination for "Cause" shall mean a termination based upon:

                  (i)  a violation of any material written rule or policy of the Company or any of its affiliates;

                 (ii)  misconduct by the Executive to the material and demonstrable detriment of the Company or any of its affiliates;

                (iii)  the Executive's conviction of, or pleading guilty to, a felony;

                (iv)  the Executive's continued and ongoing gross negligence in the performance of his or her duties and responsibilities to the Company as described in this Agreement; or

                 (v)  the Executive's material failure to perform his or her duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Company board of directors to the Executive of the specific nature of such material failure and the Executive's failure to cure such material failure within thirty (30) days following receipt of such notice.

            (b)    Termination by the Executive.

              (1)   The Executive may resign from his or her employment hereunder in the event of "Good Reason" after thirty (30) days' written notice from the Executive to the Company board of directors describing in detail the "Good Reason," if not cured within such 30-day period; provided, however, that such notice shall be given no later than ninety (90) days after the time that the Executive has actual knowledge of the event or condition purportedly giving rise to Good Reason. In the event of any such resignation, the Company's obligations to the Executive shall be the same as set forth in Section 10(a)(2) above, and if (A) such resignation occurs within the 18-month period commencing on the date of a Change of Control or (B) prior to a Change of Control the event constituting Good Reason for such termination was at the request of a third party who had memorialized an intention or taken steps reasonably calculated to effect a Change of Control or was otherwise in anticipation of a Change of Control, then the last sentence of Section 10(a)(2) shall apply.

              (2)   The Executive may resign his or her employment hereunder other than for Good Reason at any time by giving no less than thirty (30) days' written notice to the Company board of directors. In the event of any such resignation, the Company's sole obligation to the Executive shall be for unpaid Base Salary and benefits (then owed or accrued and owed in the future, but in all events and without increasing the Executive's rights under any other provision hereof, excluding any Bonus payments not yet paid) and reimbursement of expenses pursuant to Section 6 above through the effective date of the Executive's resignation specified in the Executive's notice.

              (3)   For the purposes of this Agreement, "Good Reason" means resignation by the Executive based upon the occurrence without the Executive's express written consent of any of the following:

                  (i)  a reduction in Base Salary or target or maximum Bonus, other than as part of an across the board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%;

                 (ii)  at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the Executive immediately prior to a Change of Control;

                (iii)  the relocation of the Executive's principal executive office to a location more than 30 miles further from the Executive's principal residence than the Executive's principal executive office immediately prior to such relocation, or any requirement that the Executive be based anywhere other than the Executive's principal executive office; or

                (iv)  any failure by the Company to comply with and satisfy clause (ii) of the first sentence of Section 19.

      Notwithstanding the above, a resignation by the Executive for any reason during the 30-day period commencing six months after a Change of Control, upon giving at least thirty (30) days' advance written notice to the Board, shall be considered to be a resignation for Good Reason.

            (c)    Termination by Death or Disability.    In the event of the Executive's death or "permanent disability" (as defined below) during the Term, the Executive's employment shall terminate on the date of death or date of permanent disability. In the event of such termination, the Company's sole obligations hereunder to the Executive (or the Executive's estate) shall be for unpaid Base Salary, accrued but unpaid benefits (then owed or accrued and owed in the future), a pro-rata Bonus for the year of termination based on the Executive's target Bonus for such year and the portion of such year in which the Executive was employed, and reimbursement of expenses pursuant to Section 6 through the effective date of termination, each of which shall be paid within 10 days following the date of the Executive's termination. For purposes of this Section 10(c), the Executive shall be considered to have suffered a "permanent disability" if he or she has become eligible to receive benefits under the long-term disability plan of the Company.

        11.    Change of Control.    A "Change of Control" shall be deemed to have occurred if, after the Effective Time, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 30% of the combined voting power of the Public Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Public Company, any subsidiary of the Public Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Public Company), (ii) the merger or consolidation of the Public Company with or into another corporation where the shareholders of the Public Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Public Company immediately prior to such merger or consolidation, (iii) the sale or other disposition of all or substantially all of the Public Company's assets to an entity, other than a sale or disposition by the Public Company of all or substantially all of the

Public Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Public Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Public Company immediately prior to such sale or disposition, or (iv) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board ("Incumbent Directors") cease for any reason (other than death) to constitute at least a majority thereof; provided that each new director whose election, or nomination for election by the Public Company's shareholders, was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period shall be deemed an Incumbent Director unless such approval was made directly or indirectly in connection with an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

        12.    Post-Termination Assistance.    Upon the Executive's termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executives' employment. The Executive further agrees that he or she will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and to pay the Executive reasonable compensation for his or her time based on his or her rate of Base Salary at the time of termination (excluding time for testimony), and (ii) any such assistance may not unreasonably interfere with Executive's then current employment.

        13.    Restrictive Covenants.    In consideration of the obligations of the Company hereunder, the Executive agrees that he or she shall not, (i) during the Term and either (x) the Severance Term or (y) the Change of Control Severance Term, as applicable, if severance is being paid, or if no severance is being paid, for a period of one year after a termination of the Executive's employment with the Company for any reason, (A) directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any retailer of sporting goods, athletic footwear or athletic apparel which sells in the United States through any retail channel, including without limitation, stores, catalogs, direct mail, the Internet, and commercial and/or institutional sales (unless (1) the sporting goods, athletic footwear and athletic apparel sold by such retailer constitute less than 50% of the total sales by such retailer and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination, (2) such retailer had sales totaling less than $300,000,000 during the fiscal year of the Company immediately preceding the year of such termination and had less than twenty (20) retail outlets in the United States at the end of such fiscal year, or (3) the classes of products sold by such retailer constitute less than 10% of the total sales by the Company and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination), or (B) directly or indirectly solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person's employment by the Company or any of its affiliates and the first date of such solicitation or hiring); (ii) during or after the Term, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations; or (iii) during or after the Term, without the written consent of the chief executive officer of the Company, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the

Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of the Board or any other officer thereof to a third party without restrictions on the disclosure of such information. For the purpose of Sections 12 and 13 only, the term "Company" shall mean the Company and its affiliates, parent entities and subsidiaries. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

        14.    Enforcement.    The Executive hereby expressly acknowledges that the restrictions contained in Section 13 are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of such restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the restrictions contained in Section 13, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the District of Colorado, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Denver County, Colorado, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in connection with any such proceeding.

        15.    Survival.    The provisions of Sections 11, 12, 13, 14, 23 and 24 shall survive the termination of this Agreement.

        16.    No Mitigation or Set Off.    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to the Executive and not repaid against any severance obligations the Company may have to the Executive hereunder.

        17.    Return of Documents.    Upon termination of his or her employment, the Executive agrees to return all documents belonging to the Company or any of its affiliates in his or her possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form; provided that the Executive may retain copies of his or her rolodex. In addition, the Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in his or her possession, remain under his or her control, or have been transferred to any third person.

        18.    Effect of Waiver.    The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

        19.    Assignment.    This Agreement may not be assigned by either party without the express prior written consent of the other party hereto, except that the Company (i) may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of the Executive, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        20.    Entire Agreement; Effectiveness of Agreement.    This Agreement sets forth the entire agreement of the parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive's employment by the Company; provided, however, that the Executive and the Company have entered into a side letter regarding the accelerated vesting of restricted stock units and stock options under certain specific circumstances. This Agreement may be changed only by a written document signed by the Executive and the Company.

        21.    Severability.    If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

        22.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

        23.    Arbitration.    Other than as set forth in Section 14, any controversy, claim or dispute arising out of or relating to this Agreement or the Executive's employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Denver, Colorado pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

        24.    Indemnification.    During the Term, the Executive shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of the Executive's position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company's certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

        25.    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:

If to Executive:	At the address set forth on the signature page.
If to the Company:	TSA Corporate Services, Inc. 1050 West Hampden Avenue Englewood, Colorado 80110 Attn: General Counsel Telecopy: 303-864-2188

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        26.    Release.    Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any post-termination payments to the Executive hereunder unless (i) the Executive executes and delivers to the Company a release agreement, substantially in the form attached hereto as Exhibit A (the "Release Agreement"), in which the Executive agrees to release the Company and all of its affiliates from any and all claims relating to or arising from the Executive's employment or termination, and (ii) such Release Agreement has become effective. It is expressly understood that such release will not extend to matters arising after the date of the Executive's termination.

        27.    Withholding.    The Company may withhold from amounts payable under this Agreement any and all federal, state, and local taxes that are required to be withheld by any applicable laws and regulations. The Company may also withhold any amounts necessary pursuant to the benefit plans, policies, or arrangements of the Company or otherwise, in accordance with any applicable Company policies, laws and/or regulations.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

TSA CORPORATE SERVICES, INC.
By:
		Name:	John Douglas Morton
		Its:	Chairman of the Board, Chief Executive Officer and President
EXECUTIVE:
David J. Campisi
Address and contact information for David J. Campisi as of the date hereof (not to be included with any public filings without the consent of David J. Campisi):

EXHIBIT A
to
Employment Agreement

RELEASE AGREEMENT

        Reference is hereby made to the employment agreement, dated as of the Effective Time (the "Employment Agreement"), made by and between TSA Corporate Services, Inc., a Colorado corporation (the "Company"), and the undersigned executive employee of the Company (the "Employee"), as such Employment Agreement may have been amended or modified. Capitalized terms used in this Release Agreement (the "Agreement") and not otherwise defined shall have the meaning ascribed to such terms as set forth in the Employment Agreement.

        WHEREAS, receipt of any post-termination severance payments and/or benefits under the terms of the Employment Agreement (a "Severance Payment") is conditioned upon the execution of a general release agreement and Employee desires to receive such Severance Payment and agrees to enter into this Agreement in consideration thereof, and

        NOW THEREFORE, in consideration of the Severance Payment, to be paid (less required withholding) upon the expiration of the period set forth in paragraph 3(e) of this Agreement, without this Agreement having been revoked, Employee agrees to the following:

        1.    Severance Payment.    Employee shall receive the Severance Payment and all other payments due Employee under the Employment Agreement and as may be required by law.

        2.    Release.    In consideration of the terms and provisions of this Agreement, Employee hereby knowingly and voluntarily on behalf of Employee and Employee's spouse and dependents, if any, as well as Employee's descendants, ancestors, representatives, heirs, executors, administrators, grantees, assigns and successors in interest, and each of them, forever relieves, releases and discharges TSA Corporate Services, Inc. and any of its affiliates, parent entities or subsidiaries (collectively, the "Company") and their respective predecessors, successors, heirs, assignees, owners, members, attorneys, representatives, affiliates, officers, directors, agents, employees, servants, executors, administrators, accountants, shareholders, investigators, employee benefit plans and trustees and any and all other related individuals and entities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or not, including, but not limited to, any claims based on, arising out of, related to or connected with Employee's employment with, or termination of employment from, the Company or any of its affiliates, including, but not limited to, any claims arising from federal, state or local laws which prohibit discrimination of the basis of race, national origin, religion, age, sex, marital status, pregnancy, disability, perceived disability, ancestry, sexual orientation, family or personal leave, or any other form of discrimination, or from laws such as worker's compensation laws which provide rights and remedies for injuries sustained in the workplace, or from any common law claims of any kind, including, but not limited to, contract, tort, or property rights, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, or from any and all rights or claims arising under the Worker

Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. ("WARN") and the Employee Retirement Income Security Act of 1974 ("ERISA").

        3.    ADEA Release.    Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims, which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

          a.     The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Employee signs this Agreement.

          b.     This Agreement involves consideration in addition to anything of value to which Employee is already entitled.

          c.     Employee is advised to consult an attorney before signing this Agreement. If Employee executes this Agreement prior to the expiration of the period specified in paragraph 3(d) below, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

          d.     Employee is granted twenty one (21) days after Employee is presented with this Agreement to decide whether or not to sign this Agreement.

          e.     Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement. This Agreement shall not become effective or enforceable until that revocation period has expired and Employee understands and agrees that no consideration shall be paid to Employee pursuant to this Release Agreement or any severance pay agreement, including the Employment Agreement, until the revocation period has expired without this Agreement having been revoked.

        4.    Right to Consult with Counsel.    Employee represents and agrees that Employee fully understands the right to discuss all aspects of this Agreement with the Employee's private attorney, that to the extent desired Employee has availed himself or herself of this right, and that Employee is voluntarily entering into this Agreement. Employee acknowledges that by being given this Agreement to review, Employee has been advised in writing to consult with counsel prior to executing this Agreement.

        5.    Compliance with Employment Agreement.    Employee hereby agrees to return to the Company all Company property, and to comply with, and be bound by, the noncompetition, nonsolicitation, nondisparagement and confidentiality provisions of the Employment Agreement.

        6.    No Admission of Liability.    Employee understands this Agreement is not an admission of liability by any party.

        7.    Date of Termination.    Employee acknowledges that the effective date of termination of employment is                         .

        EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

        PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Signature of Employee	Dated
Printed Name of Employee	Address of Employee
Signature and Title of Authorized Company Representative	Dated

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EMPLOYMENT AGREEMENT